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                                                                       EXHIBIT 2

                               AGREEMENT OF MERGER


                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER ("Merger Agreement"), dated as of December___, 1996 is between Orbis, Inc., a Rhode Island corporation ("Orbis") and Industrial Imaging Corporation, Delaware corporation ("Industrial Imaging"). Orbis and Industrial Imaging are hereafter sometimes collectively referred to as the "Constituent Corporation."

         WHEREAS, Orbis is a corporation duly organized and existing under the laws of the State of Rhode Island;

         WHEREAS, Industrial Imaging is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, on the date of this Merger Agreement, Orbis, Inc. has authority to issue 10,000,000 shares of Common Stock, $.01 par value per share ("Orbis Common Stock"), 9,450,000 shares of which are issued and outstanding;

         WHEREAS, on the date of this Merger Agreement, Industrial Imaging has authority to issue twenty million (20,000,000) shares of Common Stock, $.01 par value per share ("Industrial Imaging Common Stock"), of which one (1) share is issued and outstanding, one million (1,000,000) shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding;

         WHEREAS, the respective Boards of Directors of Orbis and Industrial Imaging have determined that it is advisable and in the best interests of each of such corporations to merge in a tax-free reorganization with and into Industrial Imaging upon the terms and subject to the conditions of this Merger Agreement; and

         WHEREAS, the respective Boards of Directors of Orbis and Industrial Imaging have, by resolutions duly adopted, approved this Merger Agreement, and the shareholders of Orbis have duly approved this Merger Agreement, by majority of the shareholders voting at a Special Meeting of Stockholders on December 5, 1996 and the sole shareholder of Industrial Imaging has, by unanimous written consent dated __________, 1996, duly approved this Merger Agreement;


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         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Orbis and Industrial Imaging hereby agree as follows:

         1. Merger. Orbis will be merged with and into Industrial Imaging (the "Merger"), and Industrial Imaging shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The merger shall become effective upon the time and date of filing of such documents as may be required under applicable law ("Effective Time").

         2. Governing Documents. The Certificate of Incorporation and the Bylaws of Industrial Imaging as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws.

         3. Succession. At the Effective Time, the separate corporate existence of Orbis shall cease, and Industrial Imaging shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of Orbis; and all and singular, the rights, privileges, powers and franchises of Orbis and all property, real, personal and mixed, and all debts due to Orbis on whatever account, as well as for share subscriptions and all other things in action or belonging to Orbis shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Orbis, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in Orbis shall not revert or be in any way impaired by reason of the General Corporation Law of the State of Delaware; but all rights of creditors and all liens upon any property of Orbis shall be preserved unimpaired; and all debts, liabilities and duties of Orbis shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Orbis, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Industrial Imaging and shall be as effective and binding thereon as the same were with respect to Orbis.

         4. Further Assurances. From time to time, as and when required by Industrial Imaging or by its successors and assigns, there shall be executed and delivered on behalf of Orbis such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Industrial Imaging the title to and possession of all property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Orbis and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Industrial Imaging are fully authorized in the name and on behalf of Orbis to take any and all such action and to execute and deliver any and all deeds and other instruments.

         5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

              (a) Every eighteen (18) shares of Orbis Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into one (1) fully-paid and non-assessable share of Common Stock of Industrial Imaging.

              (b) The one (1) share of Industrial Imaging Common Stock presently issued and outstanding shall be given to Industrial Imaging as a capital contribution and shall be cancelled and resume the status of authorized and unissued shares of Industrial Imaging Common Stock, and no shares of Industrial Imaging Common Stock or other securities shall be issued in respect thereof.

         6. Conversion of Warrants and Options. At the Effective Time, by virtue of the Merger


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and without any action on the part of the holder thereof, unless the Board of
Directors determines otherwise, each option and/or warrant to purchase Orbis Common Stock outstanding immediately prior to the Effective Time shall be changed and converted into an option and/or warrant to purchase Industrial Imaging Common Stock on the basis of the following ratio:

              (a) Options to purchase eighteen (18) shares of Orbis Common Stock shall be converted into an option to purchase one (1) share of Industrial Imaging Common Stock.

              (b) Warrants to purchase eighteen (18) shares of Orbis Common Stock shall be converted into a warrant to purchase one (1) share of Industrial Imaging Common Stock.

         7. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Orbis Common Stock shall be presented to Industrial Imaging to be exchanged for certificates representing shares of Industrial Imaging Common Stock as converted as herein provided. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Industrial Imaging or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Industrial Imaging Common Stock evidenced by such outstanding certificate as above provided. All certificates representing shares of Industrial Imaging outstanding immediately prior to the Effective Time shall be surrendered to Industrial Imaging for cancellation; at and after the Effective Time, the shares represented by such certificates shall be deemed to be cancelled whether or not the certificates have been surrendered or otherwise accounted for.

         8. Employee Benefit Plans. As of the Effective Time, Industrial Imaging hereby assumes all obligations of Orbis under all employee benefit plans in effect, if any, as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding, if any, as of the Effective Time.

         9. Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

         10. Abandonment. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Orbis or Industrial Imaging, or either of them, notwithstanding approval of this Merger Agreement by the stockholders of any of said corporations if circumstances arise which, in the opinion of the Board of Directors of Orbis or Industrial Imaging make the Merger inadvisable.

         11. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.


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         IN WITNESS WHEREOF, Orbis and Industrial Imaging have caused this
Merger Agreement to be signed by their respective duly authorized officers as of the date first above written.



                                           Orbis, Inc.
                                           a Rhode Island corporation



                                           By:
                                               --------------------------------
                                               Pasquale Ruggieri, President

WITNESS:



Arthur G. Jenkins, Secretary



                                           Industrial Imaging Corporation
                                           a Delaware corporation



                                           By:
                                               --------------------------------
                                               Juan J. Amodei, Ph.D., President

WITNESS:


--------------------------------
Juan J. Amodei, Ph.D., Secretary